UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Pharmion Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PHARMION CORPORATION

2525 28th Street, Suite 200
Boulder, Colorado 80301

April 29, 2004

Dear Stockholder,

      We cordially invite you to attend our 2004 annual meeting of stockholders to be held at 8:30 a.m. on Wednesday, June 2, 2004 at the Hotel Boulderado located at 2115 13th Street, Boulder, Colorado 80302. The attached notice of annual meeting and proxy statement describe the business we will conduct at the meeting and provide information about Pharmion Corporation that you should consider when you vote your shares.

      When you have finished reading the proxy statement, please promptly vote your shares by marking, signing, dating and returning the proxy card in the enclosed prepaid envelope. If you hold your shares through a broker, you may also be able to vote your shares on the Internet or by telephone. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

      Thank you for your cooperation.

Sincerely,

PATRICK J. MAHAFFY
President and Chief Executive Officer

PHARMION CORPORATION

2525 28th Street, Suite 200
Boulder, Colorado 80301

April 29, 2004

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

TIME: 8:30 a.m.

DATE: Wednesday, June 2, 2004

PLACE: Hotel Boulderado, 2115 13th Street, Boulder, Colorado 80302

PURPOSES:

       1. To elect three (3) directors to serve until our 2007 Annual Meeting of Stockholders.

      2. To ratify the audit committee’s appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2004.

      3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

WHO MAY VOTE:

      You are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof if you were the record owner of Pharmion Corporation stock at the close of business on April 29, 2004. A list of stockholders of record will be available at the meeting and, during the 10 days prior to the meeting, at the Investor Relations office at the above address.

By Order of the Board of Directors

KATHY PARMA
Secretary

PHARMION CORPORATION

2525 28th Street, Suite 200
Boulder, Colorado 80301

PROXY STATEMENT FOR THE PHARMION CORPORATION

2004 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why Did You Send Me this Proxy Statement?

      We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the 2004 annual meeting of stockholders and any adjournments of the meeting. This proxy statement summarizes the information you need to know to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares. Instead, you may vote your shares by marking, signing, dating and returning the enclosed proxy card. If you hold your shares through a broker you may also be able to vote your shares either via the Internet or by telephone.

      On or about May 5, 2004 we began sending this proxy statement, the attached notice of annual meeting and the enclosed proxy card to all stockholders entitled to notice of, and to vote at, the annual meeting. Only stockholders who owned our common stock at the close of business on April 29, 2004 are entitled to vote at the annual meeting. On this record date, there were 25,294,012 shares of our common stock outstanding. Our common stock is our only class of voting stock. We are also sending along with this proxy statement our 2003 annual report, which includes our financial statements for the fiscal year ended December 31, 2003.

How Many Votes Do I Have?

      Each share of our common stock that you own entitles you to one vote.

How Do I Vote?

      You may vote by signing and mailing your proxy card. If you hold your shares through a broker, you may also be able to vote your shares on the Internet, or by telephone. If applicable, detailed instructions for Internet and telephone voting are attached to your proxy.

How Do I Vote by Proxy?

      Whether you plan to attend the annual meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the annual meeting and vote at the annual meeting.

      If you properly fill in your proxy card and send it to us in time, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxyholder will vote your shares as recommended by our board of directors.

How Does our Board of Directors Recommend That I Vote on the Proposals?

      Our board of directors recommends that you vote as follows:

•	“FOR” the election of the nominees for director; and

•	“FOR”ratification of the selection of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2004.

      If any other matter is presented, your proxyholder will vote your shares in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

May I Revoke My Proxy?

      If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the following ways:

•	You may send in another proxy with a later date;

•	If applicable, you may vote either via the Internet or by telephone at a later date;

•	You may notify our Secretary in writing before the annual meeting that you have revoked your proxy; or

•	You may vote in person at the annual meeting.

How Do I Vote in Person?

      If you plan to attend the annual meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on April 29, 2004, the record date for voting.

What Vote is Required to Approve Each Proposal?

Proposal 1: Elect Directors	The three nominees for director who receive the most votes (also known as a “plurality” of the votes) will be elected.
Proposal 2: Ratify Selection of Auditors	The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of independent auditors.

What is the Effect of Broker Non-Votes, Withholdings and Abstentions?

•	Broker Non-Votes: If your broker holds your shares in its name, the broker will be entitled to vote your shares on both Proposal 1 and Proposal 2 even if it does not receive instructions from you. If your broker cannot vote your shares on a particular matter because it does not have instructions from you or discretionary voting authority on that matter, this is referred to as a “broker non-vote”. Broker non-votes are not considered to be present and represented and entitled to vote at the meeting so they will have no effect on the votes on Proposal 2.

•	Withholdings: Withholding authority to vote for a nominee for director will have no effect on the outcome of the vote.

•	Abstentions: Because abstentions are treated as shares present or represented and entitled to vote at the annual meeting, abstentions with respect to Proposal 2 have the same effect as votes against the proposals.

Is Voting Confidential?

      We will keep all the proxies, ballots and voting tabulations private. We only let our Inspector of Election examine these documents. We will not disclose your vote to management unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or elsewhere.

What Are the Costs of Soliciting these Proxies?

      We will pay all of the costs of soliciting these proxies. Solicitation of proxies will be made principally through the mails, but our officers and employees may also solicit proxies in person or by telephone, fax or email. We will pay these employees and officers no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to the beneficial owners of the common stock and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Meeting?

      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

      The annual meeting will be held at 8:30 a.m. on Wednesday, June 2, 2004 at the Hotel Boulderado, 2115 13th Street, Boulder, Colorado 80302. When you arrive at the hotel, signs will direct you to the appropriate meeting rooms. You need not attend the annual meeting in order to vote.

Voting

      To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Most stockholders have three options for submitting their vote: (1) via the Internet (please see your proxy card for instructions) or (2) by phone (please see your proxy card for instructions), or (3) by mail, using the enclosed paper proxy card. When you vote via the Internet or by phone, your vote is recorded immediately. We encourage our stockholders to vote using these methods whenever possible. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the annual meeting.

Householding of Annual Disclosure Documents

      In December 2000, the Securities and Exchange Commission adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of our annual report and proxy statement to any household at which two or more of our shareholders reside, if we or your broker believe that the shareholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each shareholder will continue to receive a separate proxy card or voting instruction card.

      If your household received a single set of disclosure documents this year, but you would prefer to receive your own copy, please contact our transfer agent, American Stock Transfer & Trust Company, by calling their toll free number, 1-800-937-5449.

      If you do not wish to participate in “householding” and would like to receive your own set of our annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another of our shareholders and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

•	If your shares are registered in your own name, please contact our transfer agent, American Stock Transfer & Trust Company, and inform them of your request by calling them at 1-800-937-5449 or writing them at 59 Maiden Lane, New York, New York 10038.

•	If a broker or other nominee holds your shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 29, 2004 for (a) the executive officers named in the Summary Compensation Table on page 11 of this proxy statement, (b) each of our directors and director nominees, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of April 29, 2004 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 25,294,012 shares of common stock outstanding on April 29, 2004. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Pharmion Corporation, 2525 28th Street, Boulder, Colorado 80301.

	Shares of Common Stock
	Beneficially Owned

Name and Address of Beneficial Owner	Number		Percent

Stockholders owning approximately 5% or more
Nomura International plc	1,794,258	(1)	7.1%
Entities affiliated with ProQuest Investments	1,435,407	(2)	5.7%
Entities affiliated with Bay City Capital Funds	1,255,982	(3)	5.0%
Entities affiliated with New Enterprise Associates	4,346,651	(4)	17.2%
Entities affiliated with Versant Ventures	1,838,435	(5)	7.3%
Entities affiliated with Domain Associates, L.L.C	1,738,435	(6)	6.9%
Celgene Corporation	1,939,598	(7)	7.7%
Directors and Executive Officers
Patrick J. Mahaffy	686,400	(8)	2.7%
Judith A. Hemberger	556,382	(9)	2.2%
Brian G. Atwood	1,869,685	(10)	7.4%
James Blair	1,738,105	(11)	6.9%
M. James Barrett	4,377,901	(12)	17.3%
Cam L. Garner	68,056		*
Jay Moorin	1,466,657	(13)	5.8%
Thorlef Spickschen	31,250	(14)	*
Erle T. Mast	117,284	(15)	*
Gillian C. Ivers-Read	112,500	(16)	*
Michael Cosgrave	37,316	(17)	*
All directors and executive officers as a group (11 Persons)	11,061,536		43.7%

*	Represents beneficial ownership of less than one percent of our common stock.

(1)	Nomura International plc is located at One St. Martins Le Grand, London, EC1A 4NP United Kingdom.

(2)	Includes 58,421 shares of common stock owned by ProQuest Investments II Advisors Fund, L.P. and 1,376,986 shares of common stock owned by ProQuest Investments II, L.P. ProQuest Investments is located at 600 Alexander Park, Princeton, NJ 08540.

(3)	Includes 52,630 shares of common stock owned by Bay City Capital Fund III Co-Investment Fund, L.P., and 1,203,352 shares of common stock owned by Bay City Capital Fund III, L.P. Bay City Capital Funds is located at 700 Battery Street, San Francisco, CA 94111. Fred Craves, a manager of Bay City, shares with three other managers voting and decision-making power with respect to Bay City’s investment in us.

(4)	Includes 5,383 shares of common stock owned by NEA Ventures 2001, L.P. and 4,341,268 shares of common stock owned by New Enterprise Associates 10, L.P. New Enterprise Associates is located at 12321 Middlebrook Road, Suite 210, Germantown, MD 20874.

(5)	Includes 33,821 shares of common stock owned by Versant Side Fund I, L.P., 33,123 shares of common stock owned by Versant Affiliates Fund 1-A, L.P., 76,485 shares of common stock owned by Versant Affiliates Fund 1-B, L.P. and 1,695,006 shares of common stock owned by Versant Venture Capital I, L.P. Versant Ventures is located at 3000 Sand Hill Road, Menlo Park, CA 94025.

(6)	Includes 30,147 shares of common stock owned by DP IV Associates, L.P., 1,676,708 shares of common stock owned by Domain Partners IV, L.P. and 31,250 shares of common stock owned by Domain Associates, L.L.C. With respect to the shares owned by Domain Partners IV, L.P. and DP IV Associates, L.P., the managing members of One Palmer Square Associates IV, L.L.C., the general partner of Domain Partners IV, L.P. and DP IV Associates, L.P., share voting and investment power with respect to these shares. With respect to the shares owned by Domain Associates, L.L.C., voting and investment power is shared among the managing members. Several managing members of Domain Associates, L.L.C. are also managing members of One Palmer Square Associates IV, L.L.C. Domain Partners is located at One Palmer Square, Princeton, NJ 08542.

(7)	Includes warrants to purchase 363,636 shares of common stock at an exercise price of $11.00 per share and warrants to purchase 425,451 shares of common stock at an exercise price of $8.36 per share. Celgene Corporation is located at 7 Powder Horn Drive, Warren, NJ 07059.

(8)	Includes 225,000 shares of common stock subject to outstanding options which are exercisable within the next 60 days.

(9)	Includes 143,750 shares of common stock subject to outstanding options which are exercisable within the next 60 days.

(10)	Includes 31,250 shares of common stock subject to outstanding options which are exercisable within the next 60 days and 33,821 shares of common stock owned by Versant Side Fund I, L.P., 33,123 shares of common stock owned by Versant Affiliates Fund 1-A, L.P., 76,485 shares of common stock owned by Versant Affiliates Fund 1-B, L.P. and 1,695,006 shares of common stock owned by Versant Venture Capital I, L.P. of which Mr. Atwood is a Managing Director.

(11)	Includes 30,147 shares of common stock owned by Domain Partners IV, L.P. and 1,676,708 shares of common stock owned by DP IV Associates, L.P. and 31,250 shares of common stock owned by Domain Associates, L.L.C. Dr. Blair is a managing member of One Palmer Square Associates IV, L.L.C., which is the general partner of Domain Partners IV, L.P. and DP IV Associates, L.P. Dr. Blair is also a managing member of Domain Associates, L.L.C. Several managing members of Domain Associates, L.L.C. are also managing members of One Palmer Square Associates IV, L.L.C. Dr. Blair disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in such shares.

(12)	Includes 31,250 shares of common stock subject to outstanding options which are exercisable within the next 60 days and 5,383 shares of common stock owned by NEA Ventures 2001, L.P. and 4,341,268 shares of common stock owned by New Enterprise Associates 10, L.P. of which Dr. Barrett is a General Partner. Dr. Barrett disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in such shares.

(13)	Includes 31,250 shares of common stock subject to outstanding options which are exercisable within the next 60 days and 58,421 shares of common stock owned by ProQuest Investments II Advisors Fund, L.P. and 1,376,986 shares of common stock owned by ProQuest Investments II, L.P. of which Mr. Moorin is a Partner. Mr. Moorin disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in such shares.

(14)	Includes 31,250 shares of common stock subject to outstanding options which are exercisable within the next 60 days.

(15)	Includes 112,500 shares of common stock subject to outstanding options which are exercisable within the next 60 days.

(16)	Includes 112,500 shares of common stock subject to outstanding options which are exercisable within the next 60 days.

(17)	Includes 37,316 shares of common stock subject to outstanding options which are exercisable within the next 60 days.

MANAGEMENT

The Board of Directors

      Our by-laws provide that our business is to be managed under the direction of our board of directors. Our board of directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Our board of directors currently consists of 8 members, classified into three classes as follows: (1) Brian Atwood, M. James Barrett and Jay Moorin constitute Class I with a term ending at the 2004 annual meeting; (2) Patrick J. Mahaffy, James Blair and Cam L. Garner constitute Class II with a term ending at the 2005 annual meeting; and (3) Judith Hemberger and Dr. Thorlef Spickschen constitute Class III with a term ending at the 2006 annual meeting.

      On April 14, 2004, our Board of Directors voted to nominate Brian Atwood, M. James Barrett and Jay Moorin for reelection at the annual meeting for a term of three years to serve until our 2007 annual meeting of stockholders, and until their respective successors have been elected and qualified.

      Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages as of April 29, 2004, their offices in the company, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships.

Name	Age	Position with the Company

Patrick J. Mahaffy	41	President and Chief Executive Officer; Director
Judith A. Hemberger, Ph.D.	56	Executive Vice President and Chief Operating Officer; Director
James Blair, Ph.D.	64	Director
Cam L. Garner	56	Director
Dr. Thorlef Spickschen	63	Director
Brian G. Atwood	51	Director
M. James Barrett, Ph.D.	61	Director
Jay Moorin	52	Director

      Patrick J. Mahaffy is a founder of Pharmion, and has served as our President and Chief Executive Officer and a member of our board of directors since our inception. From 1992 through 1998, Mr. Mahaffy was President and Chief Executive Officer of NeXagen, Inc. and its successor, NeXstar Pharmaceuticals, Inc., a biopharmaceutical company. Prior to that, Mr. Mahaffy was a Vice President at E.M. Warburg Pincus and Co.

      Judith A. Hemberger, Ph.D., is a founder of Pharmion, and has served as our Executive Vice President and Chief Operating Officer and a member of our board of directors since our inception. From 1997 to 1999, she worked as a consultant to various healthcare companies. During this period she also served as a Senior Vice President of Business Development at AVAX Technologies, Inc., a vaccine technology company. From 1979 to 1997, Dr. Hemberger worked at Marion Laboratories and successor companies Marion Merrell Dow and Hoechst Marion Roussel. She led a number of strategic functions including Professional Education,

Global Regulatory Affairs, Global Medical Affairs, and Commercial Development. Her final role in the company was Senior Vice President of Global Drug Regulatory Affairs. Ms. Hemberger currently serves on the board of directors of Perrigo Company.

      James Blair, Ph.D., has served as a member of our board of directors since January 2000. Since 1985, Dr. Blair has served as a general partner of Domain Associates, L.L.C., a venture capital management company focused on life sciences. Dr. Blair also serves on the board of directors of Vista Medical Technologies, Inc., as well as several privately-held healthcare companies. Dr. Blair is presently an advisor to the Department of Molecular Biology at Princeton University and an advisor to the Department of Bioengineering at the University of Pennsylvania.

      Cam L. Garner has served as a member of our board of directors since May 2001. Mr. Garner is the founder and chairman of Xcel Pharmaceuticals, Inc., a specialty pharmaceutical company. From 1989 to November 2000, Mr. Garner was Chief Executive Officer of Dura Pharmaceuticals, Inc. and its Chairman from 1995 to 2000. Mr. Garner was also the co-founder and Chairman of DJ Pharma from 1998 to 2000. Mr. Garner also serves on the board of directors of several public and privately-held pharmaceutical and biotechnology companies, including Xcel Pharmaceuticals, CancerVax Corporation and SkinMedica, Inc.

      Dr. Thorlef Spickschen has served as a member of our board of directors since December 2001. From 1994 to 2001, Dr. Spickschen was chairman and CEO of BASF Pharma/ Knoll AG. From 1984 to 1994, Dr. Spickschen worked with Boehringer Mannheim GmbH, where he was responsible for sales and marketing and has been Chairman of its Executive Board since 1990. From 1976 to 1984, Dr. Spickschen was Managing Director, Germany and Central Europe for Eli Lilly & Co. Dr. Spickschen is currently on the board of Cytos Biotechnology AG, which is publicly-traded in Switzerland, as well as the boards of several privately held companies in Europe and the U.S., including BioVision AG, Innovation GmbH, and EPICEPT Corporation.

      Brian G. Atwood has served as a member of our board of directors since January 2000. Mr. Atwood co-founded Versant Ventures, a venture capital firm focussing on healthcare, in 1999. Mr. Atwood is also a managing member of Brentwood Associates. Mr. Atwood also serves on the board of directors of several privately-held pharmaceutical and biotechnology companies, including BioMedicines, Inc., Salmedix, Inc. and Xenogen Corporation.

      M. James Barrett, Ph.D., has served as a member of our board of directors since December 2001. Since September 2001, Dr. Barrett has served as a general partner of New Enterprise Associates, a venture capital firm focussing on the healthcare and information technology industries. From 1997 to 2001, Dr. Barrett served as Chairman and Chief Executive Officer of Sensors for Medicine and Science, Inc., which he founded in 1997. Dr. Barrett also serves on the board of directors of Medimmune, Inc., as well as several privately-held healthcare companies, including Inhibitex, Inc., Iomai Corporation, Peptimmune, Inc., and Targacept, Inc., as well as continuing to serve as Chairman of Sensors for Medicine and Science, Inc.

      Jay Moorin has served as a member of our board of directors since December 2001. In 1998, Mr. Moorin co-founded ProQuest, a venture capital firm focusing on life sciences companies, of which he currently serves as a partner. From 1991 to 1998, Mr. Moorin was CEO of Magainin Pharmaceuticals, a public development stage biotechnology company. In 1991, Mr. Moorin was Managing Director of Healthcare investment banking at Bear Stearns & Company. He held other positions there during the prior three years. From 1983 to 1988, Mr. Moorin held numerous positions in marketing and sales, strategy, and corporate management with ER Squibb, including Vice President of Marketing and Business Development of its SquibbMark division. Mr. Moorin is currently on the boards of several privately held life sciences companies, including ACMI Corporation, Acurian Inc., Guava Technologies, Inc. and Novacea, Inc. He is also an adjunct Senior Fellow of the Leonard Davis Institute at the University of Pennsylvania.

      Our Board has reviewed the qualifications of each of its members and determined that each of the following directors is independent as such term is defined under the listing standards of the Nasdaq Stock Market:

James Blair
Dr. Thorlef Spickschen
Brian G. Atwood
M. James Barrett
Jay Moorin

Committees of the Board of Directors and Meetings

      Meeting Attendance. During the year ended December 31, 2003 there were 7 meetings of our board of directors, and the various committees of the board met a total of 5 times. No director attended fewer than 75% of the total number of meetings of the board and of committees of the board on which he or she served during 2003. Currently we do not have a formal policy regarding director attendance at our annual meetings of stockholders. However, it is expected that absent compelling circumstances, each of our directors will be in attendance.

      Audit Committee. Our audit committee met two times during 2003. This committee currently has 3 members, Messrs. Moorin (Chairman), Atwood, and Spickschen. Our audit committee evaluates the independent auditors qualifications, independence and performance; determines the engagement of the independent auditors; approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on our engagement team as required by law; reviews our financial statements; reviews our critical accounting policies and estimates; and discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements. All members of the audit committee satisfy the current independence standards promulgated by the Securities and Exchange Commission and by the Nasdaq Stock Market as such standards apply specifically to members of audit committees. Our board of directors has determined that Mr. Moorin is an “audit committee financial expert,” as the Securities and Exchange Commission has defined that term in Item 401 of Regulation S-K. Please also see the report of the audit committee set forth elsewhere in this proxy statement. A copy of the charter of the audit committee is attached hereto as Appendix A.

      Compensation Committee. Our compensation committee met 3 times during 2003. This committee currently has 3 members, Messrs. Blair (Chairman), Barrett and Spickschen. Our compensation committee reviews and recommends policy relating to compensation and benefits of our executives and members of our board of directors, including reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives, and setting compensation of these officers based on such evaluations. The compensation committee also administers the issuance of stock options and other awards under our stock plans. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. All members of the compensation committee qualify as independent under the definition promulgated by the Nasdaq Stock Market. Please also see the report of the compensation committee set forth elsewhere in this proxy statement.

      Nominating and Corporate Governance Committee. Our nominating and corporate governance committee was established in 2003 and did not meet during 2003. This committee has 4 members, Messrs. Atwood, Blair, Barrett and Moorin, each of whom is a non-management member of our board of directors. The nominating and corporate governance committee will oversee and assist our board of directors in reviewing and recommending nominees for election as directors, assessing the performance of the board of directors, directing guidelines for the composition of our board of directors and reviewing and administering our corporate governance guidelines. All members of the nominating and corporate governance committee qualify as independent under the definition promulgated by the Nasdaq Stock Market. The nominating and corporate governance committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the board of directors, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2005 Annual Meeting of Stockholders using the procedures set forth in our by-laws, it must follow the procedures described in “Stockholder Proposals and Nominations For Director.” If a stockholder wishes simply to propose a candidate for consideration as a nominee by the nominating and corporate governance committee, it should submit any pertinent information regarding the candidate to the Nominating Committee by mail at 2525 28th Street, Suite 200, Boulder, CO 80301 (c/o Pharmion Corporation).

      A copy of the nominating and corporate governance committee’s written charter is publicly available on the Company’s website at www.pharmion.com. To be considered for inclusion in the proxy statement relating to our Annual Meeting of Stockholders to be held in 2005, stockholder proposals must be received no later than January 5, 2005. To be considered for presentation at the 2005 Annual Meeting of Stockholders, although not included in the proxy statement, proposals must be received no earlier than February 2, 2005 and no later than March 4, 2005.

Compensation Committee Interlocks and Insider Participation

      None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

Shareholder Communications to the Board

      Generally, shareholders who have questions or concerns should contact our Investor Relations department at 720-564-9150. However, any shareholders who wish to address questions regarding our business directly with our board of directors, committee or any individual director, should direct his or her questions or other communications in writing to the Chairman of the Board at Pharmion Corporation, 2525 28th Street, Boulder, CO 80301.

Compensation of Directors

      During the year ended December 31, 2003, members of the board of directors received no directors’ fees, other than Dr. Thorlef Spickschen, who received $8,000. We are obligated to reimburse the members of the board of directors who are not employees for all reasonable expenses incurred in connection with their attendance at directors’ meetings. Beginning in 2004, non-employee directors receive an annual fee of $15,000, payable in equal quarterly installments, plus a fee of $2,000 for each meeting of the board of directors attended by such director, and a fee of $1,000 for each committee meeting ($2,000 for each audit committee meeting) attended by such director.

      Under our 2001 Non-Employee Director Stock Option Plan, as amended and restated, any new non-employee director upon joining our board of directors will receive an option to purchase 25,000 shares of our common stock and each non-employee director will receive an annual option grant to purchase 5,000 shares of our common stock thereafter at an exercise price equal to the fair market value of the common stock on the grant date. To adjust the option grants to existing directors, the plan provided for a catch-up option grant of 12,500 shares to each existing non-employee member of the board of directors with the exception of Cam Garner who had previously received an option grant of 12,500 shares under our 2000 Stock Incentive Plan in exchange for consulting services. The non-employee directors’ options expire ten years after the date of grant of such options.

      The initial option grant to non-employee directors under the 2001 Non-Employee Director Stock Option Plan vests ratably in four installments beginning with the date of grant. Annual options granted under the plan to non-employee directors vest on the first anniversary of the date of the grant. The catch-up grants described above vest as to 25% on the initial option grant date and the remainder vests ratably on each of the first three anniversaries of the initial option grant date. Options to purchase 92,500 shares were granted under this formula during 2003 including 5,000 to each of the non-employee board members as an annual grant and 12,500 to each of the non-employee board members except for Cam Garner as a catch-up adjustment to the initial grant. Options granted during 2003 to named executive officers serving on the board of directors are reported under “Executive Compensation — Option Grants in Last Fiscal Year”.

Executive Officers

      The following table sets forth certain information regarding our executive officers who are not also directors. We have employment agreements with all executive officers.

Name	Age	Position

Erle T. Mast	41	Chief Financial Officer
Gillian C. Ivers-Read	50	Vice President, Clinical Development and Regulatory Affairs
Michael Cosgrave	49	Vice President, International Commercial Operations

      Erle T. Mast has served as our Chief Financial Officer since July 2002. From 1997 through 2002, Mr. Mast worked for Dura Pharmaceuticals and its successor, Elan Corporation. From 2000 to 2002, he served as Chief Financial Officer for the Global Biopharmaceuticals business for Elan. From 1997 to 2000, Mr. Mast served as Vice President of Finance for Dura. Prior to that, Mr. Mast was a partner with Deloitte & Touche, LLP.

      Gillian C. Ivers-Read has served as our Vice President, Clinical Development and Regulatory Affairs since April 2002. From 1996 to 2001, Ms. Ivers-Read held various regulatory positions with Hoechst Marion Roussel and its successor Aventis Pharmaceuticals, Inc., where she most recently held the position of Vice President, Global Regulatory Affairs. From 1994 to 1996, Ms. Ivers-Read was Vice President, Development and Regulatory affairs for Argus Pharmaceuticals and from 1984 to 1994 she served as a regulatory affairs director for Marion Merrell Dow.

      Michael Cosgrave has served as our Vice President, International Commercial Operations since November 2000. From 1991 to November 2000, Mr. Cosgrave served in various business development and sales and marketing positions for NeXagen, Inc. and its successor, NeXstar Pharmaceuticals, Inc., where he most recently held the position of Vice President, Sales and Marketing with responsibility for markets in the Middle East, Asia, Africa, Australia and Greece. From 1980 to 1991, Mr. Cosgrave worked for Johnson and Johnson UK Ltd. with business development and general manager responsibilities in various international countries.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth summary information concerning the total compensation awarded to or earned during the years ended December 31, 2003 and 2002 by our chief executive officer and by each of our four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000. We refer to these persons elsewhere in this proxy statement as our “named executive officers.”

							Long-Term
							Compensation
							Awards
		Annual Compensation
							Securities
					Other Annual		Underlying	All Other
Name and Principal Position	Year	Salary		Bonus	Compensation		Options	Compensation

Patrick J. Mahaffy	2003	$321,433		$60,000	$—		75,000	$9,750	(1)
President and Chief Executive	2002	294,128		50,000	—		225,000	6,998	(1)
Officer; Director
Judith A. Hemberger	2003	313,000		60,000	—		37,500	9,450	(1)
Executive Vice President and	2002	294,017		50,000	—		143,750	8,066	(1)
Chief Operating Officer; Director
Erle T. Mast	2003	281,179		55,000	37,500	(3)	25,000	8,457	(1)
Chief Financial Officer	2002	131,369	(2)	—	152,713	(4)	112,500	1,719	(1)
Gillian C. Ivers-Read	2003	278,083		32,160	—		25,000	8,403	(1)
Vice President, Clinical	2002	201,325	(5)	—	93,110	(6)	112,500	3,015	(1)
Development and Regulatory Affairs
Michael Cosgrave	2003	286,492		—	26,169	(7)	37,500	28,654	(8)
Vice President, International	2002	248,176		—	24,060	(7)	53,750	24,729	(8)
Commercial Operations

(1)	Represents 401(k) matching contributions.

(2)	Mr. Mast commenced employment with us on July 1, 2002 at an annual base salary of $275,000.

(3)	Includes relocation reimbursement of $37,500.

(4)	Includes relocation reimbursements of $100,513 and related payroll tax reimbursement of $52,100.

(5)	Ms. Ivers-Read commenced employment with us on April 1, 2002 at an annual base salary of $268,000.

(6)	Includes relocation reimbursements of $57,737 and payroll tax reimbursement of $35,373.

(7)	Represents housing allowance.

(8)	Represents pension contributions.

Option Grants in Our Last Fiscal Year

      The following table sets forth information concerning stock options granted during 2003 to each of our named executive officers.

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of	% of Total			Annual Rates of
	Securities	Options			Stock Price Appreciation
	Underlying	Granted to	Exercise		for Option Term(s)(2)
	Options	Employees	Price	Expiration
Name	Granted(#)(1)	in 2003	($/Share)	Date	5%	10%

Patrick J. Mahaffy	75,000	15%	$13.67	12/2/2010	$417,380	$972,672
Judith A. Hemberger	37,500	8	13.67	12/2/2010	208,690	486,336
Erle T. Mast	25,000	5	13.67	12/2/2010	139,127	324,224
Gillian Ivers-Read	25,000	5	13.67	12/2/2010	139,127	324,224
Michael Cosgrave	37,500	8	13.67	12/2/2010	208,690	486,336

(1)	The options were granted pursuant to our 2000 Employee Stock Incentive Plan. The options granted to the above named executive officers are incentive stock options to the extent allowed by law. Twenty-five percent of the shares vest on the first anniversary of the date of grant and thereafter 1/48th of the shares vest at the end of each month. These options are exercisable in accordance with the vesting schedule of such options.

(2)	In accordance with the rules of the SEC, we show in these columns the potential realizable value over the term of the option (the period from the grant date to the expiration date). We calculate this assuming that the fair market value of our common stock on the date of grant appreciates at the indicated annual rate, 5% and 10% compounded annually, for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts are based on assumed rates of appreciation and do not represent an estimate of our future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock, the optionholder’s continued employment with us through the option exercise period, and the date on which the option is exercised.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table shows the aggregate value of options held by each named executive officer as of December 31, 2003. The value of the unexercised in-the-money options at fiscal year end is based on a value of $15.25 per share, the closing price of our stock on Nasdaq on December 31, 2003 (the last trading day prior to the fiscal year end), less the per share exercise price.

	Number of Securities		Value of the Unexercised
	Underlying Unexercised Options		In-The-Money Options
	at Fiscal Year-End		at Fiscal Year-End

Name	Exercisable(1)	Unexercisable(2)	Exercisable	Unexercisable

Patrick J. Mahaffy	225,000	75,000	$2,971,250	$118,500
Judith A. Hemberger	143,750	37,500	1,927,188	59,250
Erle T. Mast	112,500	25,000	1,525,625	39,500
Gillian Ivers-Read	112,500	25,000	1,465,625	39,500
Michael Cosgrave	75,000	37,500	1,012,250	59,250

(1)	Each of the outstanding exercisable options listed above may be exercised at any time, whether vested or unvested. Upon the exercise of an unvested option or the unvested portion of an option, the holder will receive shares of restricted stock with a vesting schedule the same as the vesting schedule previously applicable to the option.

(2)	Each of the outstanding unexercisable options listed will become exercisable in accordance with the vesting schedule of such options.

Equity Compensation Plan

      The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2003.

			(c)
			Number of Securities
	(a)	(b)	Remaining Available for
	Number of Securities to be	Weighted-Average	Future Issuance Under Equity
	Issued Upon Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders(1)(2)	1,818,212	$4.28	1,074,112
Equity compensation plans not approved by security holders	849,693	$9.68	—

Total	2,667,905	$3.49	1,0704,112

(1)	As of December 31, 2003, 2,758,000 shares were reserved for issuance under our 2000 Stock Incentive Plan. This number is subject to an automatic yearly increase pursuant to an evergreen formula. Each year, on the date of our annual meeting of stockholders, the amount of shares reserved for issuance under the 2000 Stock Incentive Plan will be increased by 500,000 shares, unless our board of directors determines that a smaller increase or no increase is necessary.

(2)	As of December 31, 2003, 375,000 shares were reserved for issuance under our 2001 Non-Employee Director Stock Option Plan. This number is subject to an automatic yearly increase pursuant to an evergreen formula. Each year, on the date of our annual meeting of stockholders, the amount of shares reserved for issuance under the 2001 Non-Employee Director Stock Option Plan will be increased by 50,000 shares, unless our board of directors determines that a smaller increase or no increase is necessary.

      We have authorized the issuance of equity securities under the compensation plans described below without the approval of stockholders. No additional options, warrants or rights are available for issuance under any of these plans, except for additional shares that may become purchasable pursuant to any anti-dilution provisions contained within the warrants.

•	Warrants dated November 30, 2001: provided common stock purchase warrants to a business partner to purchase an aggregate of 425,451 shares of common stock at an exercise price of $8.36 per share with an expiration date of November 30, 2008.

•	Convertible Debt Warrants dated April 8, 2003: provided common stock warrants to two lenders to purchase an aggregate of 424,242 shares of common stock at an exercise price of $11.00 per share with an expiration date of April 8, 2008.

Employment Agreements and Change in Control Provisions

      On February 23, 2004, we entered into an employment agreement with Patrick J. Mahaffy, our President and Chief Executive Officer, which provides for an annual base salary of $350,000, subject to annual increase at the discretion of our board of directors, and the payment of bonuses upon the achievement of certain milestones as determined by our board of directors. The agreement may be terminated either by us for just cause or without just cause upon 30 days notice or by Mr. Mahaffy either for good reason so long as he provides written notice to us within 90 days of receiving notice from us of the occurrence of an event or act constituting good reason, or without good reason upon 30 days advance written notice. If we terminate Mr. Mahaffy’s employment without just cause, Mr. Mahaffy, upon releasing all claims that he may have against us, is entitled to receive severance pay equal to twenty-four months of his base salary. The agreement also provides that for one year following termination of Mr. Mahaffy’s employment, Mr. Mahaffy may not engage in any business, enter into any employment or perform any services that compete with our business.

      On March 1, 2004, we entered into an employment agreement with Judith Hemberger, our Executive Vice President and Chief Operating Officer. The agreement provides for an annual base salary of $335,000, subject to annual increase at the discretion of our board of directors, and the payment of bonuses upon the achievement of certain milestones as determined by our board of directors. The amended agreement may be terminated either by us for just cause or without just cause or by Ms. Hemberger either for good reason so long as she provides written notice to us within 90 days of receiving notice from us of the occurrence of an event or act constituting good reason or without good reason upon 30 days advance written notice. If we terminate Ms. Hemberger’s employment without just cause, Ms. Hemberger, upon releasing all claims that she may have against us, is entitled to receive severance pay equal to twenty-four months’ of her base salary. The agreement also provides that for one year following termination of Ms. Hemberger’s employment, Ms. Hemberger may not engage in any business, enter into any employment or perform any services that compete with our business.

      On March 1, 2004, we entered into an amended employment agreement with Erle Mast, our Chief Financial Officer. The amended agreement provides for an annual base salary of $293,200, subject to annual increase at the discretion of our board of directors, and the payment of bonuses upon the achievement of certain milestones as determined by our board of directors. The amended agreement may be terminated either by us for just cause or without just cause or by Mr. Mast either for good reason so long as he provides written notice to us within 90 days of receiving notice from us of the occurrence of an event or act constituting good reason, or without good reason upon 30 days advance written notice. If we terminate Mr. Mast’s employment without just cause, Mr. Mast, upon releasing all claims that he may have against us, is entitled to receive severance pay equal to twelve months of his base salary. The agreement also provides that for one year following termination of Mr. Mast’s employment, Mr. Mast may not engage in any business, enter into any employment or perform any services that compete with our business.

      On March 1, 2004, we entered into an amended agreement with Gillian Ivers-Read, our Vice President of Clinical Development and Regulatory Affairs. The amended agreement provides for an annual base salary of $291,300, subject to annual increase at the discretion of our board of directors, and the payment of bonuses upon the achievement of certain milestones as determined by our board of directors. The amended agreement may be terminated either by us for just cause or without just cause or by Ms. Ivers-Read either for good reason so long as she provides written notice to us within 90 days of receiving notice from us of the occurrence of an event or act constituting good reason or without good reason upon 30 days advance written notice. If we terminate Ms. Ivers-Read’s employment without just cause, Ms. Ivers-Read, upon releasing all claims that she may have against us, is entitled to receive severance pay equal to twelve months’ of her base salary. The agreement also provides that for one year following termination of Ms. Ivers-Read’s employment, Ms. Ivers-Read may not engage in any business, enter into any employment or perform any services that compete with our business.

      On January 5, 2001, we entered into an employment agreement with Michael Cosgrave, our Vice President of International Commercial Operations. The employment agreement provides for an annual base salary of 150,000 pounds sterling, subject to annual increase at the discretion of our board of directors, a rental allowance and the use of a vehicle for business and private purposes. We are also obligated to make monthly contributions to a pension benefit scheme of Mr. Cosgrave’s choice at a rate of 10% of Mr. Cosgrave’s annual base salary. The agreement may be terminated generally by either us or Mr. Cosgrave upon three months advance written notice. In addition, on November 29, 2001, we entered into a non-competition and severance agreement with Mr. Cosgrave. The agreement provides that for one year following termination of Mr. Cosgrave’s employment, Mr. Cosgrave may not engage in any business, enter into any employment or perform any services that compete with our business. In addition, if we terminate Mr. Cosgrave’s employment without just cause, Mr. Cosgrave is entitled to receive severance pay equal to twelve months of his base salary.

      The employment agreements for the five named officers mentioned above provide that certain benefits will be payable to the executives in the event we undergo a change in control and the termination of the executive’s employment within two years after such change in control for any reason other than for cause, disability, death, normal retirement or early retirement.

      A change in control occurs in the event that any of the following events occur:

•	sale of substantially all of our assets;

•	a merger or consolidation with another company unless after the merger or consolidation our stockholders continue to own at least 50% of the voting power of the new entity;

•	acquisition of our common stock representing at least 50% of the combined voting power entitled to vote in the election of our directors by any person or entity; or

•	individuals who are members of our current board of directors cease to constitute at least a majority of the members of the board, unless the new members were approved or recommended by the majority vote of the current directors;

      The benefits payable to an executive in the event of a change in control and such termination of employment by the company without just cause or by the executive for good reason are:

•	the continued payment of the executive’s full base salary at the rate in effect immediately prior to his or her termination of employment for a period ranging from twelve to twenty-four months;

•	the continued payment by us during that period of all medical, dental and long-term disability benefits under programs in which the executive was entitled to participate immediately prior to termination of employment; and

•	acceleration of the exercisability and vesting of all outstanding stock options granted by us to the executive.

      The change in control provisions provide that if the change in control payment or benefit provided thereunder would constitute a “parachute payment,” as defined in Section 280G of the Internal Revenue Code and that would subject the executive to an excise tax under Section 4999 of the Internal Revenue Code, the executive shall receive an additional lump sum payment in cash which, when added to all payments and benefits allocable to the executive that constitute parachute payments, provides the executive with the same after-tax compensation that he or she would have received from such parachute payments had none of such compensation constituted a parachute payment.

REPORT OF COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

      The compensation committee of the board of directors has furnished the following report:

Overview

      This report relates to compensation decisions made by the compensation committee. This report shall not be deemed incorporated by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent it specifically incorporates this information by reference in such filing.

      The Compensation Committee, which consists of M. James Barrett, James Blair and Thorlef Spickschen, is responsible for establishing and administering our executive compensation policies. This report addresses the compensation policies for the fiscal year ended December 31, 2003 as they affected Mr. Mahaffy, in his capacity as President and Chief Executive Officer and the other executive officers.

General Compensation Policy

      The objectives of our executive compensation program are to:

•	Provide a competitive compensation package that will attract and retain superior talent and reward performance;

•	Support the achievement of desired Company performance; and

•	Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of common stock, thereby encouraging the achievement of superior results over an extended period.

Executive Officer Compensation Program

      Our executive officer compensation program is comprised of: (i) base salary, which is set on an annual basis; (ii) annual discretionary incentive bonuses, which are based on the achievement of objectives and Company performance; and (iii) long-term discretionary incentive compensation in the form of periodic equity incentive grants, with the objective of aligning the executive officers’ long-term interests with those of the stockholders and encouraging the achievement of superior results over an extended period.

      The compensation committee performs annual reviews of executive compensation to confirm the competitiveness of the overall executive compensation packages as compared with companies who compete with us to attract and retain employees.

Base Salary

      The compensation committee reviews base salary levels for executive officers on an annual basis. Base salaries are set competitively relative to companies in the pharmaceutical industry and other comparable companies. In determining salaries the compensation committee also takes into consideration individual experience and performance. The compensation committee seeks to compare the salaries paid by companies similar in size and industry to us. Within this comparison group, we seek to make comparisons to executives at a comparable level of experience, who have a comparable level of responsibility and expected level of contribution to our performance. In setting base salaries, the compensation committee also takes into account the level of competition among pharmaceutical companies to attract talented personnel.

Annual Incentive Bonuses

      We, along with each executive officer, establish goals related specifically to that officer’s areas of responsibility. The compensation committee determines the amount of each executive’s bonus based on a subjective assessment by the compensation committee of the officer’s progress toward achieving the established goals. Bonuses are typically awarded on an annual basis.

Long-term Incentive Compensation

      Long-term incentive compensation, in the form of stock options, allows the executive officers to share in any appreciation in the value of our common stock. The compensation committee believes that equity participation aligns executive officers’ interests with those of the stockholders. The amounts of the awards are designed to reward past performance and create incentives to meet long-term objectives. Awards are made at a level calculated to be competitive within the pharmaceutical industry as well as a broader group of companies of comparable size. In determining the amount of each grant, the compensation committee takes into account the number of shares held by the executive prior to the grant as well as the performance of the company and the individual executive.

Chief Executive Officer Compensation

      In 2003, Mr. Mahaffy received a base salary of $321,433 and a regular bonus of $60,000. The compensation committee believes that these levels are consistent with the range of salary and bonus levels received by his counterparts in companies in the pharmaceutical industry and other comparable companies. The Compensation Committee believes Mr. Mahaffy has managed the company well and has moved the company toward its long-term objectives.

Tax Considerations

      The compensation committee’s compensation strategy is to be cost and tax effective. Therefore, the compensation committee’s policy is to preserve corporate tax deductions, while maintaining the flexibility to approve compensation arrangements that it deems to be in the best interests of the company and its stockholders, but that may not always qualify for full tax deductibility.

Members of our Compensation Committee

M. James Barrett
James Blair
Thorlef Spickschen

OTHER INFORMATION

Performance Graph

      The following graph compares the annual percentage change in our cumulative total stockholder return on our common stock during a period commencing on November 6, 2003, the date our shares began trading, and ending on December 31, 2003 (as measured by dividing (A) the difference between our share price at the end and the beginning of the measurement period by (B) our share price at the beginning of the measurement period) with the cumulative total return of Nasdaq and the Nasdaq Biotech Index during such period. We have not paid any dividends on our common stock, and we do not include dividends in the representation of our performance. The stock price performance on the graph below does not necessarily indicate future price performance.

Comparison of Cumulative Total Return

Assumes Initial Investment of $100

		November 6, 2003	December 31, 2003

Pharmion Corporation	Cumulative dollars	$100.00	$108.93
	Return %		8.93%
Nasdaq	Cumulative dollars	$100.00	$103.77
	Return %		3.77%
Nasdaq Biotech Index	Cumulative dollars	$100.00	$101.25
	Return %		1.25%

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Our records reflect that all reports which were required to be filed pursuant to Section 16(a) of the Exchange Act were filed on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Our Audit Committee reviews and approves in advance all related-party transactions.

Celgene Corporation

      In 2003, we issued a convertible 6% promissory note to Celgene Corporation in the aggregate principal amount of $12 million due April 8, 2008. In connection with this note, we also issued warrants to Celgene to purchase in the aggregate 363,636 shares of common stock at an exercise price of $11.00 per share. In March 2004, the promissory note was converted into 1,150,511 shares of our common stock.

      Since 2001 we have licensed rights relating to thalidomide from Celgene for all countries outside of North America, Japan, China, Korea and Taiwan. Under this agreement, we obtained the rights in this territory to Celgene’s formulation of thalidomide, Thalomid®, exclusive licenses or sublicenses for use in this territory of all intellectual property owned or licensed by Celgene relating to thalidomide, as well as all existing and future clinical data relating to thalidomide developed by Celgene, and an exclusive license to employ Celgene’s patented S.T.E.P.S.® program. We pay Celgene a royalty of 8% of net sales on all of our sales of thalidomide. Our royalty payment obligation to Celgene is subject to certain minimum yearly payment thresholds. In connection with our ongoing relationship with Celgene, and to further the clinical development of thalidomide, particularly in multiple myeloma, we have also agreed to fund an aggregate of $8 million of Celgene’s clinical trial development costs for clinical studies of thalidomide, with such amount payable in installments through 2005. The agreement with Celgene has a ten year term running from the date of receipt of our first regulatory approval for thalidomide in the United Kingdom, subject to Celgene having a right to terminate the agreement if we have not obtained such approval by November 2006.

Indebtedness of Management

      As part of the relocation package provided in connection with their transition to employment with us, we made the following loans to the following officers:

			Principal Amount Outstanding
Officer	Date	Initial Principal Amount	at December 31, 2003

Erle T. Mast	August 7, 2002	$150,000	$112,500
Gillian C. Ivers-Read	April 24, 2002	150,000	75,000
Pamela E. Herriott	May 8, 2002	100,000	75,000

      These loans are evidenced by promissory notes. The loans to Ms. Herriott and Mr. Mast have four-year terms, and the loan to Ms. Ivers-Read has a two-year term. The notes do not bear interest and are secured by a second deed of trust on the principal residences of each of the officers. We have agreed, for so long as these officers remain our employees, to make annual bonus payments to these officers in amounts sufficient to pay the loan amounts then due, on a pre-tax basis in the case of Mr. Mast and Ms. Ivers-Read. The remaining balances of the loans become due and payable upon the termination of the officers’ employment; provided, however, that if we terminate the officers’ employment without just cause, the remaining balances of the loans will be forgiven. Under applicable law, we cannot extend the term of or otherwise modify these notes.

REPORT OF AUDIT COMMITTEE

      The audit committee of the board of directors has furnished the following report:

      The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in a our charter adopted by the Board, which is attached as Appendix A to this proxy statement. This committee reviews and reassesses our charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of Ernst & Young LLP. In fulfilling its responsibilities for the financial statements for fiscal year 2003, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2003 with management and Ernst & Young LLP, our independent auditors;

•	Discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

•	Received written disclosures and the letter from Ernst & Young LLP regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee further discussed with Ernst & Young LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

      Based on the Audit Committee’s review of the audited financial statements and discussions with management and Ernst & Young LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the SEC.

Members of our Audit Committee

Jay Moorin, Chairman
Brian Atwood
Thorlef Spickschen

ELECTION OF DIRECTORS

(Notice Item 1)

      On April 14, 2004 the board of directors nominated Brian Atwood, M. James Barrett, and Jay Moorin for election as directors at our 2004 Annual Meeting. The board of directors currently consists of eight (8) members, classified into three (3) classes as follows: Brian Atwood, M. James Barrett, and Jay Moorin constitute a class with a term which expires at the upcoming Annual Meeting (the “Class I directors”); Patrick J. Mahaffy, James Blair, and Cam L. Garner constitute a class with a term ending in 2005 (the “Class II directors”); and Judith A. Hemberger and Thorlef Spickshen constitute a class with a term ending in 2006 (the “Class IIII directors”). At each annual meeting of stockholders, directors are elected for a full term of three (3) years to succeed those directors whose terms are expiring.

      The board of directors has nominated Brian Atwood, M. James Barrett, and Jay Moorin for election as directors at the annual meeting for a term of three (3) years to serve until the 2007 annual meeting of stockholders and until their respective successors are elected and qualified. The Class III directors (Judith A. Hemberger and Thorlef Spickshen) and the Class II directors (Patrick J. Mahaffy, James Blair, and Cam L. Garner) will serve until the Annual Meetings of Stockholders to be held in 2006 and 2005, respectively and until their respective successors have been elected and qualified.

      Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of Brian Atwood, M. James Barrett, and Jay Moorin. In the event that a nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the board of directors may recommend in his place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

      A plurality of the shares voted affirmatively or negatively at the annual meeting is required to elect each nominee as a director.

      The Board Of Directors Recommends The Election of Brian Atwood, M. James Barrett, and Jay Moorin As Directors, And Proxies Solicited By The Board Will Be Voted In Favor Thereof Unless A Stockholder Has Indicated Otherwise On The Proxy.

INDEPENDENT PUBLIC ACCOUNTANTS

(Notice Item 2)

      The audit committee has appointed Ernst & Young LLP, independent public accountants, to audit our financial statements for the fiscal year ending December 31, 2004. The board of directors proposes that the stockholders ratify this appointment. Ernst & Young LLP audited our financial statements for the fiscal years December 31, 2000 through 2003. We expect that representatives of Ernst & Young LLP will be present at the annual meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

      The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2003 and 2002, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2003	2002

Audit fees:(1)	$496,546	$60,049
Audit related fees:(2)	99,967	2,290
Tax fees:(3)	259,530	429,347
All other fees:(4)	22,579	26,700

Total	$878,622	$518,386

(1)	Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits and our initial public offering.

(2)	Audit related fees consisted principally of fees for due diligence services related to an acquisition.

(3)	Tax fees consist principally of assistance with matters related to U.S. and international tax planning as well as tax compliance and reporting.

(4)	All other fees consisted principally of assistance with regulatory filings paid to international Ernst & Young LLP offices.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Auditors

      Consistent with SEC policies regarding auditor independence, which apply to us as of the date of our initial public offering, the audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

      Prior to engagement of the independent auditor for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the audit committee for approval.

1. Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2. Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4. Other Fees are those associated with services not captured in the other categories.

      Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent auditor.

      The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

      In the event the stockholders do not ratify the appointment of Ernst & Young LLP as our independent public accountants, the audit committee will reconsider its appointment.

      The affirmative vote of a majority of the shares present or represented and entitled to vote at the annual meeting is required to ratify the audit committee’s appointment of the independent public accountants.

      The Board Of Directors Recommends A Vote To Ratify The Appointment Of Ernst & Young LLP As Independent Public Accountants, And Proxies Solicited By The Board Will Be Voted In Favor Of Such Ratification Unless A Stockholder Indicates Otherwise On The Proxy.

CODE OF CONDUCT AND ETHICS

      We have adopted a code of conduct and ethics that applies to all of our directors, officers and employees, including our chief executive officer and chief financial and accounting officers. The text of the code of conduct and ethics will be made available to stockholders without charge, upon request, in writing to Investors Relation at Pharmion Corporation, 2525 28th Street, Boulder, CO 80301. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within five business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the rules of the SEC and the Nasdaq Stock Market, Inc.

OTHER MATTERS

      The board of directors knows of no other business which will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

      To be considered for inclusion in the proxy statement relating to our annual meeting of stockholders to be held in 2005, your proposal must be received no later than January 5, 2005. To be considered for presentation at the annual meeting, although not included in the proxy statement, proposals must be received no earlier than February 2, 2005 and no later than March 4, 2005. Proposals received after that date will not be voted on at the annual meeting. If a proposal is received before that date, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Investor Relations at Pharmion Corporation, 2525 28th Street, Boulder, CO 80301.

      Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (other than exhibits thereto) filed with the SEC, which provides additional information about us, is available on the Internet at www.pharmion.com and is available in paper form to beneficial owners of our common stock without charge upon written request to Investor Relations at Pharmion Corporation, 2525 28th Street, Boulder, CO 80301.

By Order of the Board of Directors

Kathy Parma
Secretary

Boulder, Colorado

April 29, 2004

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

October 17, 2003

      The charter of the Audit Committee is established as follows.

Purpose

      The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Pharmion Corporation (the “Company”) is to oversee the broad range of issues surrounding the accounting and financial reporting processes of the Company and its subsidiaries and audits of the financial statements of the Company and its subsidiaries. The Committee’s primary focus will be (1) to assist the Board in fulfilling its responsibilities to (a) monitor the integrity of the financial statements of the Company and its subsidiaries; (b) oversee the Company’s accounting and financial reporting principles and policies and internal controls and procedures; (c) monitor the compliance by the Company and its subsidiaries with legal and regulatory requirements; (d) select the Company’s outside auditors and evaluate the outside auditor’s qualifications and independence; and (e) oversee the performance of the Company’s outside auditors, and (2) to prepare the audit committee report and internal control report that the United States Securities and Exchange Commission (the “SEC”) rules require be included in the Company’s annual proxy statement.

Authority

      The Committee has authority to conduct or authorize investigations into any matters within its scope of its responsibility. Such authority includes but is not limited to:

(a) retaining, at the expense of the Company, outside legal, accounting and financial consultants or other advisors to assist in the conduct of an investigation or as it determines appropriate to advise or assist in the performance of its functions;

(b) seeking any information it requires from employees or external parties. Employees and external parties will be directed to cooperate and comply with the Committee’s requests; and

(c) meeting with the Company’s internal auditors, officers, outside auditors and outside counsel, as necessary.

Membership

      The Committee shall be appointed by the Board and shall consist of three (3) or more directors, as determined by the Board from time to time, each of whom shall be an independent director of the Company and shall meet the applicable independence and financial literacy requirements of the SEC and NASDAQ. Each Committee member shall serve until a successor to such member is duly elected by the Board and qualified or until such member’s resignation or removal from the Board or the Committee. Committee members shall not be affiliated with the Company or receive any fees paid directly or indirectly for services as a consultant or financial or other advisor regardless of amount. This includes payments to any entity of which a Committee member is an executive officer, partner, member, principal or officer such as a managing director occupying a comparable position.

      The Board recognizes that director independence is an issue that is actively being reviewed by multiple constituencies, and may amend its criteria for determining what constitutes an “independent director” to reflect changing standards.

      All members of the Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement, at the time they join the Committee, and each member shall have a working knowledge of skills and competencies that the Board will need for the Company to be successful in the future. Committee members, if they or the Board deem it appropriate, may enhance their understanding of their duties by participating in educational programs conducted by the Company or an outside consultant or firm. At least one member of the Committee must meet the “audit committee financial expert” requirements of the SEC. An “audit committee financial expert” is a person who has the following attributes: (1) an understanding of generally accepted accounting principles and financial statements; (2) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (3) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities; (4) an understanding of internal controls and procedures for financial reporting; and (5) an understanding of audit committee functions. Such person must have acquired such attributes through one of more of the following: (a) education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions; (b) experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions; (c) experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or (d) other relevant experience.

Meetings

      The Committee shall hold such regular meetings as may be necessary or advisable, but no less frequently than quarterly, and hold such special meetings as may be called by the Committee’s Chairman or upon the initiation at any one of the Committee members. The presence in person or by telephone of a majority of the Committee’s members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present.

      The Chairman of the Committee should consult with Company management in the process of establishing agendas for Committee meetings.

      The Committee shall maintain and submit to the Board copies of minutes of each meeting of the Committee, and each written consent to action taken without a meeting, reflecting Committee the actions so authorized or taken by the Committee at such meeting of the Board. A copy of the minutes of each meeting shall be placed in the Company’s minute book.

Duties and Responsibilities

      The Committee’s policies and procedures shall remain flexible in order to best react to changing conditions and to help ensure that the Company’s accounting and reporting practices are consistent with applicable legal requirements and are of the highest quality. The Committee shall:

(a) Appoint, review and approve the fees charged by, retain and oversee the Company’s outside auditors;

(b) Pre-approve any audit services (which may include comfort letters provided in connection with securities underwritings) or non-audit services performed by the Company’s outside auditors;. The Committee may delegate the duty to pre-approve any such services to any member of the Committee provided that the decisions of such member to grant pre-approvals shall be presented to the full Committee for ratification;

(c) Pre-approve appropriate funding for payment of compensation (a) to the Company’s outside auditors for the purpose of rendering audit and non-audit services, and (b) to any advisors employed by the Committee. The Committee may delegate the duty to pre-approve any such payment to any member of the Committee provided that the decisions of such member to grant pre-approvals shall be presented to the full Committee for ratification;

(d) Review and approve all related party transactions entered into by the Company (i.e., any transaction required to be disclosed pursuant to SEC Regulation S-K, Item 404);

(e) Ensure audit partner rotation if the lead (or coordinating) audit partner (having primary responsibility for the audit), or the audit partner responsible for reviewing the audit, has performed audit services for the Company in each of the Company’s five previous fiscal years;

(f) Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval;

(g) Review the Company’s annual audited financial statements and quarterly unaudited financial statements with the Company’s management and outside auditors;

(h) Review any major changes to the Company’s auditing and accounting principles and practices as suggested by the Company’s management or outside auditors;

(i) Review, at least annually, a report by the Company’s outside auditors describing

i. the auditors’ internal quality-control procedures;

ii. any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the outside auditor, and any steps taken to deal with any such issues; and

iii. all relationships between the outside auditor and the Company (to assess the auditor’s independence);

(j) Review and receive periodic reports from the Company’s outside auditors regarding the auditor’s qualifications, performance, independence and their registration with the SEC, including ensuring that the outside auditors prepare and deliver annually to the Company a formal written statement delineating all relationships between the outside auditors and the Company, addressing at least the matters set forth in Independence Standards Board No. 1; discuss such reports with the auditor; and, if so determined by the Committee, recommend that the Board take appropriate action to insure the independence of the auditors and continued registration with the SEC;

(k) Review with the Company’s management legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies;

(l) Review with the Company’s outside auditors any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to that letter, including:

i. any difficulties encountered in the course of the audit work, including any restrictions on the scope of the activities or access to required personnel or information;

ii. any changes required in the planned scope of the external audit;

iii. any disagreements with management; and

iv. any material written communications between the outside auditors and the Company’s management, such as any management letter or schedule of unadjusted differences;

(m) Review and discuss at least annually with the Company’s management and outside auditors:

i. corporate policies with respect to earnings press releases, as well as financial information and earnings guidance provided to analysts, ratings agencies and similar entities;

ii. analyses prepared by the Company’s management and/or outside auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting period methods on financial statements; and

iii. the effect of regulatory and accounting initiatives, as well as review and approve any off-balance sheet structures on the Company’s financial statements;

(n) Review annually major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls, and any special audit steps adopted in light of control deficiencies;

(o) Review the audit report provided by the Company’s outside auditors, which should include:

i. all critical accounting policies and practices used; and

ii. all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the issuer, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the outside auditors;

(p) Review any accounting adjustments that were proposed by the Company’s outside auditors but were “passed” (as immaterial or otherwise), any material communications between the audit team and the outside auditors’ national office respecting auditing or accounting issues presented by the engagement;

(q) Review any failures of the Company’s financial reporting controls;

(r) Meet periodically with the Company’s management and outside auditors to review the Company’s policies with respect to major risk exposures and the steps management has taken to monitor and control such exposures;

(s) Meet periodically with the Company’s management and outside auditors in separate sessions to encourage entirely frank discussions with the Committee, including without limitation discussions regarding the Company’s financial reporting control procedures, the quality of the Company’s financial reporting and the adequacy and competency of the Company’s financial management;

(t) Meet and discuss with the outside auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit of the Company’s annual financial statements and the matters required to be discussed relating to the conduct of the review of the Company’s quarterly financial statements;

(u) Establish procedures for:

i. the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

ii. the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(v) Obtain assurance from the Company’s outside auditor that it has notified the Committee of any failure of which the outside auditor is aware of the Company to comply with applicable legal requirements;

(w) Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with any code of business conduct adopted by the Committee from time to time;

(x) Set clear hiring policies for employees or former employees of the outside auditors so as to avoid any conflict of interest under the rules and regulations set forth by the SEC and NASDAQ;

(y) Do every other act incidental to, arising out of or in connection with, or otherwise related to, the authority granted to the Committee hereby or the carrying out of the Committee’s duties and responsibilities hereunder.

Limitation of Committee’s Role

      While the Committee has the authority, powers, and responsibilities set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable legal, accounting, and other requirements. These are the responsibilities of the Company’s management and the outside auditor.

Charter Amendment

      Any member of the Committee may submit to the Board proposed amendments to the Committee Charter. The Board shall circulate any proposed Charter amendment(s) to members of the Committee promptly upon receipt. By a majority vote, the Board may approve the amendments to this Charter.

ANNUAL MEETING OF STOCKHOLDERS OF

PHARMION CORPORATION

June 2, 2004

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND A VOTE FOR PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.  ☒

				FOR	AGAINST	ABSTAIN
1.	Election of Directors: To elect three directors to hold office until the 2007 Annual Meeting of Stockholders and until their successors are elected.	2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2004.	☐	☐	☐

☐	FOR ALL NOMINEES	NOMINEES:
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ ☐	Brian Atwood M. James Barrett
☐	FOR ALL EXCEPT (See instructions below)	☐	Jay Moorin	UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND
FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

YOU CAN VIEW THE ANNUAL REPORT AND PROXY STATEMENT ON THE INTERNET AT www.pharmion.com.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here;	■

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PHARMION CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 2, 2004

      The undersigned hereby appoints Patrick J. Mahaffy and Erle T. Mast, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Pharmion Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Pharmion Corporation to be held at the Boulderado Hotel, 2115 13th Street, Boulder, Colorado on Wednesday, June 2, 2004 at 8:30 a.m. (local time) and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

(Continued and to be signed on the reverse side)

COMMENTS: